Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Second Quarter 2019 Results

Irvine, CA, August 8, 2019 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the Company) announces its financial results for the quarter ended June 30, 2019.

For the second quarter of 2019, the Company reported net earnings of $3.9 million, or $0.18 per diluted common share, as compared to a net (loss) of $(97.4) million, or $(4.65) per diluted common share, for the second quarter of 2018.

For the second quarter of 2019, the Company reported core earnings of $11.9 million, or $0.56 per diluted common share, as compared to core earnings (loss) of $(11.4) million, or $(0.54) per diluted common share, for the second quarter of 2018.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (non-GAAP) financial measurement that is calculated by adjusting GAAP operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and non-recurring expenses.  The Company has begun to use core earnings as it believes that it more accurately reflects the Company’s current business operations of mortgage originations.   Core earnings adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than fundamental operating income (loss) that reflects the Company’s current business operations.   See the discussion and reconciliation of non-GAAP core earnings further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Six Months Ended
(in thousands, except share data)	June 30,	March 31,	June 30,	June 30,	June 30,
(unaudited)	2019	2019	2018	2019	2018
Revenues:
Gain on sale of loans, net	$29,472	$12,214	$18,741	$41,686	$40,223
Servicing fees, net	3,536	2,969	9,861	6,505	19,324
(Loss) gain on mortgage servicing rights, net	(9,887)	(5,623)	167	(15,510)	7,872
Real estate services fees, net	807	806	1,038	1,613	2,423
Other	187	—	116	187	207
Total revenues	24,115	10,366	29,923	34,481	70,049
Expenses:
Personnel expense	14,339	14,121	16,678	28,461	34,421
Business promotion	2,013	2,923	9,000	4,936	18,730
General, administrative and other	5,281	5,226	10,846	10,507	19,122
Intangible asset impairment	—	—	13,450	—	13,450
Goodwill impairment	—	—	74,662	—	74,662
Total expenses	21,633	22,270	124,636	43,904	160,385
Operating income (loss):	2,482	(11,904)	(94,713)	(9,423)	(90,336)
Other income (expense):
Net interest income	2,543	1,796	546	4,339	1,567
Change in fair value of long-term debt	388	265	258	654	1,481
Change in fair value of net trust assets	(1,459)	(2,683)	217	(4,142)	(1,921)
Total other (expense) income	1,472	(622)	1,021	851	1,127
Earnings (loss) before income taxes	3,954	(12,526)	(93,692)	(8,572)	(89,209)
Income tax expense	81	86	3,706	167	4,316
Net earnings (loss)	$3,873	$(12,612)	$(97,398)	$(8,739)	$(93,525)
Other comprehensive earnings (loss):
Change in fair value of mortgage-backed securities	7	21	—	14	—
Change in fair value of instrument specific credit risk	267	96	(526)	363	(1,965)
Total comprehensive earnings (loss)	$4,133	$(12,495)	$(97,924)	$(8,362)	$(95,490)

Diluted weighted average common shares	21,189	21,159	20,964	21,170	20,958
Diluted earnings (loss) per share	$0.18	$(0.60)	$(4.65)	$(0.41)	$(4.46)

Net earnings (loss) for the second quarter of 2019 increased from the three months ended June 30, 2018 as a result of an increase in gain on sale of loans, net as well as a decrease in operating expenses and intangible asset and goodwill impairment charges partially offset by a mark-to-market decrease in fair value of our MSRs.  Despite the decline in origination volumes to $821.4 million, as compared to $1.0 billion in the second quarter of 2018, gain on sale margins increased to approximately 359 bps as compared to 181 bps for the same period in 2018.  The increase in margins was a result of the significant drop in mortgage interest rates during the second quarter of 2019, which led to wider gain on sale margins.  The primary driver of margin expansion was a combination of NonQM originations, which increased to 38% of total originations during the three months ended June 30, 2019 as compared 30% of total originations during the same period in 2018, as well as an increase in the percentage of our consumer direct originations. During the second quarter of 2019, operating expenses (personnel, business promotion and general, administrative and other) decreased to $21.6 million from $36.5 million (excluding impairment) for the quarter ended June 30, 2018.

Total expenses decreased by $103.0 million, or 83%, to $21.6 million for the second quarter of 2019, compared to $124.6 million for the comparable period in 2018.  Personnel expense decreased $2.3 million to $14.3 million for the three months ended June 30, 2019 as compared to the same period in 2018.  The decrease is primarily related to staff reductions during 2018 and into 2019 as well as a reduction in commission expense due to a decrease in loan originations.  As a result of the reduction in loan origination volumes, we reduced overhead throughout 2018 and into 2019 to more closely align staffing levels to origination volumes in the current economic environment. As a result of the staff reductions, average headcount decreased 18% for the second quarter of 2019 as compared to the same period in 2018.

Business promotion decreased $7.0 million to $2.0 million for the three months ended June 30, 2019 as compared to $9.0 million for the same period in the prior year.  Business promotion decreased as a result of the shift in consumer direct marketing strategy we made in the latter half of 2018 away from radio and television advertisements to a digital campaign.  The shift in strategy allows for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

General, administrative and other expenses decreased to $5.3 million for the three months ended June 30, 2019, compared to $10.8 million for the same period in 2018.  The decrease was partially related to a $3.9 million reduction in legal fees as a result of the Company successfully resolving, through dismissal or settlement, three long standing litigation matters in 2018, which dated back to origination and securitization activities related to the mortgage crisis of 2008.

Servicing Portfolio Data

(in millions)

	As of June 30, 2019	As of March 31, 2019	% Change	As of June 30, 2018	% Change
Mortgage Servicing Portfolio (UPB)	$5,956.9	$6,235.2	-4%	$16,786.1	-65%
Mortgage Servicing Rights	$50.3	$59.8	-16%	$180.7	-72%

	Q2 2019	Q1 2019	% Change	Q2 2018	% Change
Servicing Fees, Net	$3.5	$3.0	17%	$9.9	-65%

The mortgage servicing portfolio decreased to $6.0 billion at June 30, 2019, as compared to $6.2 billion at March 31, 2019, and $16.8 billion at June 30, 2018.  The decrease was due to a shift in strategy during the second half of 2018 to direct our efforts on repositioning the Company by focusing on our core NonQM lending business and strengthen our liquidity position. During the fourth quarter of 2018, we sold approximately $10.5 billion unpaid principal balance (UPB) of MSRs.  During 2019, we continued to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors.  The servicing portfolio generated net servicing fees of $3.5 million in the second quarter of 2019, a 65% decrease over the net servicing fees of $9.9 million in the second quarter of 2018 as a result of the aforementioned mortgage servicing sales in 2018.  Delinquencies within the servicing portfolio have remained low at 0.24% for 60+ days delinquent as of June 30, 2019 as compared to 0.25% at December 31, 2018.

For the three months ended June 30, 2019, (loss) gain on MSRs, net was a loss of $9.9 million compared to a gain of $167 thousand in the comparable 2018 period.  For the three months ended June 30, 2019, we recorded a $9.9 million loss from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market rates, inputs and assumptions as well as voluntary and scheduled prepayments.  As a result of the aforementioned significant decrease in interest rates during the second quarter of 2019, $6.9 million of the $9.9 million change in fair value of MSRs was primarily due to an increase in prepayment speed assumptions.  Additionally, during the third quarter of 2018, we stopped hedging our mortgage servicing portfolio resulting in a $226 thousand reduction in realized and unrealized losses from hedging instruments related to MSRs during the three months ended June 30, 2019.

Origination Data

(in millions)

Total Originations	Q2 2019	Q1 2019	% Change	Q2 2018	% Change
Retail	$566.5	$321.6	76%	$459.9	23%
Correspondent	$52.9	$57.0	-7%	$374.9	-86%
Wholesale	$202.0	$202.9	0%	$199.4	1%
Total Originations	$821.4	$581.5	41%	$1,034.2	-21%

NonQM Originations	Q2 2019	Q1 2019	% Change	Q2 2018	% Change
Retail	$74.6	$89.0	-16%	$77.7	-4%
Correspondent	$45.3	$55.0	-18%	$58.8	-23%
Wholesale	$195.2	$199.3	-2%	$169.6	15%
Total NonQM Originations	$315.1	$343.3	-8%	$306.1	3%

During the second quarter of 2019, total originations increased 41% to $821.4 million as compared to $581.5 million in the first quarter of 2019 and decreased 21% as compared to $1.0 billion in the second quarter of 2018.  The increase in originations from the first quarter of 2019 was the result of significant drop in mortgage interest rates during the second quarter of 2019.  The decrease in originations from the second quarter of 2018 was a result of the repositioning and right sizing of staffing levels in anticipation of a higher interest rate environment in 2018 and early 2019.

During the second quarter of 2019, the origination volume of NonQM loans decreased to $315.1 million as compared to $343.3 million in the first quarter of 2019 and increased from $306.1 million in the second quarter of 2018.   In the second quarter of 2019, the retail channel accounted for 24% of NonQM originations while the wholesale and correspondent channels accounted for 76% of NonQM production. In the first quarter of 2019, the retail channel accounted for 26% of NonQM originations while the wholesale and correspondent channels accounted for 74% of NonQM production as compared 25% and 75%, respectively, in the second quarter of 2018. The NonQM loans originated since 2016 have all been sold on a servicing released basis.

For the second quarter of 2019, our NonQM origination volume had an average FICO of 732 and a weighted average LTV of 70%, as compared to an average FICO of 728 and a weighted average LTV of 69% for the first quarter of 2019.

Summary Balance Sheet	June 30,	December 31,
(in thousands, except per share data)	2019	2018
ASSETS
Cash	$25,794	$23,200
Mortgage loans held-for-sale	420,957	353,601
Mortgage servicing rights	50,346	64,728
Securitized mortgage trust assets	2,931,793	3,165,590
Other assets	71,080	40,824
Total assets	$3,499,970	$3,647,943

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$362,973	$284,137
Debt	68,900	69,841
Securitized mortgage trust liabilities	2,915,156	3,148,215
Other liabilities	50,652	35,575
Total liabilities	3,397,681	3,537,768
Total stockholders’ equity	102,289	110,175
Total liabilities and stockholders’ equity	$3,499,970	$3,647,943

Book value per share	$4.83	$5.22
Tangible Book value per share	$4.83	$5.22

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “Without question the story of the second quarter of 2019 is shaping up to be the story of the year, interest rates.  More specifically, what appears to be the inexorable march to a zero or negative interest rate environment in the United States. The Company capitalized on this through our direct to consumer call center, originating $567 million in the second quarter in that channel, an increase of 76% over first quarter volume of $322 million.  While we do not provide guidance on financial results, we note that July originations from the call center approached $355 million and August projects at $450 million.  We will adjust production capacity as needed to calibrate to changing market demand. Concurrently, the Company continued to drive NonQM originations at attractive margins through our third party origination channel, pressing our competitive advantage in the alternative market segment that is central to our core mission. The call center and TPO channels are complementary, taken together they serve as a force to monetize near-term opportunity and to drive long term franchise value creation for our stakeholders.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net income (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results.  Core earnings (loss), is considered a non-GAAP financial measurement.  Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions it reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net income (loss):

	For the Three Months Ended			For the Six Months Ended
Core Earnings (Loss)	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except share data)	2019	2019	2018	2019	2018
Net earnings (loss) before tax:	$3,954	$(12,526)	$(93,692)	$(8,572)	$(89,209)

MTM mortgage servicing rights	6,920	3,671	(7,580)	10,590	(23,779)
Change in fair value of long-term debt	(388)	(265)	(258)	(654)	(1,481)

Change in fair value of net trust assets, including trust REO gains	1,459	2,683	(217)	4,142	1,921
Legal Settlements and Professional Fees, for Legacy Matters	—	50	1,761	50	2,355
Severance	—	539	504	539	741
Intangible asset impairment	—	—	13,450	—	13,450
Goodwill impairment	—	—	74,662	—	74,662
Core earnings (loss)	$11,945	$(5,848)	$(11,370)	$6,095	$(21,340)

Diluted weighted average common shares	21,189	21,159	20,964	21,170	20,958
Diluted core earnings (loss) per share	$0.56	$(0.28)	$(0.54)	$0.29	$(1.02)

Diluted earnings (loss) per share	$0.18	$(0.60)	$(4.65)	$(0.41)	$(4.46)
Adjustments:
Income tax expense	—	—	0.18	0.01	0.21
MTM mortgage servicing rights	0.33	0.17	(0.35)	0.50	(1.14)
Change in fair value of long-term debt	(0.02)	(0.01)	(0.01)	(0.03)	(0.07)
Change in fair value of net trust assets, including trust REO gains	0.07	0.13	(0.01)	0.19	0.09
Legal Settlements and Professional Fees, for Legacy Matters	—	—	0.08	—	0.11
Severance	—	0.03	0.02	0.03	0.04
Intangible asset impairment	—	—	0.64	—	0.64
Goodwill impairment	—	—	3.56	—	3.56
Diluted core earnings (loss) per share	$0.56	$(0.28)	$(0.54)	$0.29	$(1.02)

Conference Call

The Company will hold a conference call on August 9, 2019, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 8296865, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”“ appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  successful development, marketing, sale and financing of new and existing financial products; expansion of NonQM loan originations; ability to successfully diversify our loan products; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com